Exhibit 21.0

Subsidiaries of the Registrant

   Advanced Marketing (U.K.) Limited -- England
   Advanced Marketing S. de R.L. de C.V. -- Mexico
   Advanced Marketing (Europe) Limited -- England
   Advanced Marketing Services Investments, Inc. -- California
   Mira Mesa Marketing, Inc.
   Advanced Marketing Services Australia Pty, Limited -- Australia Bookwise International Pty Limited -- Australia
   Aura Books, Plc -- England
   Metrastock, Limited -- England
   Aspen Marketing Communications Limited -- England
   Bookwise Asia Pte Limited -- Singapore
   Publishers Group Incorporated -- California
   Publishers Group West Incorporated -- California
   H.I. Marketing Limited -- England
   Cutsound Limited -- England


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